EXHIBIT 99.2

ANSYS, INC. FIRST QUARTER 2017

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

May 3, 2017

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement.These remarks are offered to provide stockholders and research analysts with additional time and detail for analyzing our Q1 2017results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:

May 4, 2017

8:30 a.m. Eastern Time

•	To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.comand click on events & presentations, then webcasts.
•	The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes priorto the call and referencing conference code 10105133
•	A replay will be available within two hours of the call's completion at http://investors.ansys.comor by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10105133.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplementalinformation. Our reasons for providing this information are described later in this document, as well as in our Q1 earnings pressrelease, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are alsoprovided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basisunless otherwise indicated.

FIRST QUARTER 2017 OVERVIEW

We are off to a strong start to the year with Q1 2017 revenue and earnings both abovethe high end of our guidance range. We reported consolidated non-GAAP revenue of $253.5 million, an increase of 12% in reportedand 13% in constant currency. We also achieved non-GAAP EPS of $0.89 in the first quarter, which represented 16% growth over Q12016.

Our financial results for Q1 2017 included total cash flows from operations of $125.9million that funded the repurchase of 1.0 million shares of stock, as well as a small, tuck-in acquisition. The Q1 GAAP resultsinclude approximately $9.3 million ($6.2 million, net of tax), or $0.07 per share, related to one-time severance benefits and othercosts in connection with the business realignment that we announced in February. These costs were excluded from the Company's non-GAAPresults. We expect to incur additional restructuring charges of $2.0 - $4.0 million, or $1.3 million - $2.8 million, net of tax,primarily during the second quarter of 2017.

The following are other notable comments and events related to Q1 2017:

•	Lease license revenue grew 16%, perpetual license revenue grew 9%, maintenance revenue grew 12% and service revenue grew 15%,all in constant currency.

•	Both lease licenses and maintenance contributed to the recurring revenue base continuing to remain strong at 78% of revenuefor the quarter.

•	There was continued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributedto building the deferred revenue and backlog balance to a record high of $652.6 million at March 31, 2017, an increase of 29% overQ1 2016. These efforts are also reflected in the total constant currency bookings growth for the quarter of 19%.

•	Our direct and indirect businesses contributed 76% and 24%, respectively, of Q1 revenue.

•	Consistent with our commitment to return value to our stockholders, during the first quarter we repurchased 1.0 million sharesat an average price of $100.35 per share. In February 2017, our Board of Directors approved an increase in the authorized sharerepurchase program of up to 5.0 million shares.

As of March 31, 2017, we had 4.5 million shares remaining in the authorizedshare repurchase program.

•	During Q1 we had 31 customers with orders in excess of $1 million, including five customers with orders over $5 million. Thiscompares to 22 customers in Q1 2016 with orders in excess of $1 million, including one customer with orders over $5 million.

•	Total headcount on March 31, 2017 was approximately 2,800.

SAVE THE DATE: The 2017 ANSYS Investor Day will be held on September 14,2017 at the Hyatt Regency Hotel at the Pittsburgh Airport. Our leadership team will be hosting a social gathering the eveningbefore, so please plan to join us. More details on the agenda and registration will be forthcoming in the near future.

DEFERRED REVENUE AND BACKLOG (GAAP)

(in thousands)	March 31, 2017	December 31, 2016	March 31, 2016	December 31, 2015
Current Deferred Revenue	$414,708	$403,279	$375,140	$364,644
Current Backlog	$78,417	$64,361	$48,427	$47,015
Total Current Deferred Revenue and Backlog	$493,125	$467,640	$423,567	$411,659

Long-Term Deferred Revenue	$17,800	$12,567	$9,264	$15,096
Long-Term Backlog	$141,671	$157,633	$73,541	$77,275
Total Long-Term Deferred Revenue and Backlog	$159,471	$170,200	$82,805	$92,371

Total Deferred Revenue and Backlog	$652,596	$637,840	$506,372	$504,030

As a result of the fair value provisions applicable to the accounting for business combinations,the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The impacton GAAP revenue was $0.1 million for each of the first quarters of 2017 and 2016. The expected impacts on GAAP revenue for thesecond quarter and fiscal year 2017 are $0.4 million and $1.4 million, respectively.

BOOKINGS

The Company’s total bookings were as follows:

(in thousands, except percentages)	2017	2016	% Change	% Change in Constant Currency
Q1	$263,908	$223,139	18.3%	19.4%

There was a favorable foreign exchange impact on deferred revenue of $4.3 million forthe first quarter 2017.

NON-GAAP REVENUE

ANSYS, Inc.
NON-GAAP REVENUE COMPARISON
(Unaudited)
(in thousands, except percentages)	Q1 2017	% of Total	Q1 2016	% of Total	% Change	% Change in Constant Currency
Lease	$93,777	37.0%	$81,666	36.1%	14.8%	15.5%
Perpetual	48,274	19.0%	44,412	19.7%	8.7%	9.4%
Maintenance	104,406	41.2%	93,694	41.5%	11.4%	12.3%
Service	7,091	2.8%	6,237	2.8%	13.7%	15.1%
Total	$253,548		$226,009		12.2%	13.0%

NON-GAAP GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
NON-GAAP REVENUE GEOGRAPHIC COMPARISON
(Unaudited)
(in thousands, except percentages)	Q1 2017	% of Total	Q1 2016	% of Total	% Change	% Change in Constant Currency
North America	$104,257	41.1%	$88,841	39.3%	17.4%	17.3%

Germany	22,692	8.9%	23,369	10.3%	(2.9)%	0.1%
United Kingdom	7,323	2.9%	8,777	3.9%	(16.6)%	(5.0)%
Other Europe	39,723	15.7%	36,931	16.3%	7.6%	11.0%
Europe	69,738	27.5%	69,077	30.6%	1.0%	5.3%

Japan	31,438	12.4%	27,855	12.3%	12.9%	10.8%
Other Asia-Pacific	48,115	19.0%	40,236	17.8%	19.6%	18.0%
Asia-Pacific	79,553	31.4%	68,091	30.1%	16.8%	15.1%

Total	$253,548		$226,009		12.2%	13.0%

Regional Commentary

North America

In North America, our performance was primarily driven by the electronics/semiconductors,aerospace and defense, and automotive industries. These contributed to the region's 17% constant currency growth for the quarter,including over 20% growth in lease revenue. North America continued to lead with 17 deals above $1 million in the first quarter,the majority of which included a disproportionate amount of recurring (lease and maintenance) revenue. The automotive manufacturerscontinued their strong investments in developing advanced technologies for connected, autonomous and electric vehicles. The performancewithin aerospace and defense was heavily influenced by major and strategic accounts - driven by engine manufacturers, growing demandfrom the commercial space sector and the commercial aerospace supply chain. While the renewable energy sector remains strong, itwas mostly offset by the continuing negative impact of the oil and gas sector. However, the engineering intensity associated withmaintenance and life extension of existing plants bolsters ANSYS' pivotal role in this sector.

Pipeline building and customer engagement activities in North Americaremain strong, as demand for innovation continues to drive simulation investments across a broad range of industries. Additionally,we continued to see increased interest from our leading customers to expand their enterprise deployments of ANSYS' platform andtechnologies. This is being driven by their own internal initiatives to accelerate the pace of innovation and to increase informationtechnology efficiencies within their global organizations and supply chains.

Europe

Europe delivered theweakest results with constant currency growth of 5% in Q1. France led the region with 19% constant currency growth for Q1, albeitoff a weak compare. Our business in Germany reported mixed results, with the channel delivering double-digit growth that was offsetby the performance in our direct business. We continued to experience challenges in the UK. Our performance in Europe, while disappointing,is in line with the challenges we highlighted in the last earnings call. We have already taken decisive actions to improve salesexecution, build the sales pipeline and update our go-to-market strategy in the region. These actions included, but were not limitedto, senior sales leadership changes, a new organizational structure that allows for more effective deployment of sales resourcesby separating out the largest economies and consolidating smaller and similar economies, and a greater emphasis on partnering withthe indirect channel. We believe these changes are showing early signs of taking hold, as evidenced by improved performance inFrance; however, Europe will be a work in progress this year.  We expect improvement in performance in the latter part ofthis year, and to see the positive impact of our initiatives reflected in 2018 and beyond.

Qualitatively, the industry contributions in Europe werefairly evenly split among the automotive, electronics, aerospace and defense, and energy industries. The impact of the low oilprice has had less of an impact on our European revenue, as reductions in oil and gas revenue in the UK and Nordic regions weremore than offset by gains elsewhere in nuclear and power generation.

Europe is an important area of focus for us in 2017 as weimplement a series of sales improvement and customer engagement initiatives to drive the near- and long-term growth opportunitywe believe exists. We will also continue our emphasis on pipeline building and solid customer renewal rates.

Asia-Pacific

Driven by continued double-digit growthin China, Japan, India, Taiwan and South Korea, the Q1 results in Asia-Pacific included revenue growth of 15% and an increase inperpetual revenue of 21%, both in constant currency. The growth of the indirect business was particularly strong because of thefocus and investments we have been making.

From an industry perspective, electronicswas by far the strongest sector in Asia-Pacific, pivoting towards connected and autonomous vehicles, data center technologies andIoT, as reliability and robustness became ever more important. Due to the emergence of a domestic industrial equipment sector inthe region, we continued to see growth in adoption of the broader portfolio to include integrated multi-physics and control software.The automotive industry, in China and India especially, is very healthy and companies are investing heavily in R&D, particularlyin technologies to support autonomous driving, connectivity, shared mobility and safety initiatives.

INCOME STATEMENT HIGHLIGHTS

Q1 2017 MARGINS AND OUTLOOK: The non-GAAP gross and operating margins were89.8% and 46.4%, respectively, for the first quarter.

Looking ahead into Q2 2017, on a consolidated basis, we are targeting a non-GAAP grossprofit margin of approximately 88% - 89% and a non-GAAP operating margin of approximately 45% – 46%. Our current outlookfor FY 2017 assumes a non-GAAP gross profit margin of 88% - 89% and a non-GAAP operating margin of 46% - 47%.

Q1 2017 TAX RATE AND OUTLOOK: Our Q1 non-GAAP effective tax rate was 34.1%and our GAAP rate was 26.0%.

For the second quarter of 2017, we are forecasting a non-GAAP effective tax rate of 33.0%- 34.0%. Our current outlook for FY 2017 also assumes a non-GAAP effective tax rate of approximately 33.0% - 34.0%.

WORKFORCE REALIGNMENT: As previously announced on our February earningscall, we implemented a workforce realignment that began in the fourth quarter of 2016 and that is intended to accelerate the shiftof investments toward preferred strategic initiatives and higher growth opportunities. These actions resulted in GAAP restructuringcharges of $9.3 million ($6.2 million, net of tax) in the first quarter related to one-time severance benefits and other costsrelated to the realignment. We expect to incur additional charges of $2.0 - $4.0 million, or $1.3 - $2.8 million, net of tax, primarilyduring the second quarter of 2017.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $866.6 million as of March 31, 2017, of which 72% was held domestically.
•	Cash flows from operations were $125.9 million for the first quarter of 2017 as compared to $110.7 million for the first quarterof 2016.
•	Consolidated net DSO was 35 days.
•	Capital expenditures totaled $4.1 million for the first quarter of 2017. We are currently planning on total 2017 capital expendituresin the range of $15 - $20 million.

SHARE COUNT AND SHARE REPURCHASE

We had 87.2 million fully diluted weighted average shares outstanding in Q1. In linewith our commitment to return capital to stockholders, we repurchased 1.0 million shares during Q1 at an average price of $100.35.In February 2017, the Company's Board of Directors increased the authorized share repurchase program to 5.0 million shares. Asof March 31, 2017, the Company had 4.5 million shares remaining in its authorized share repurchase program.

We are currently expecting approximately 86.0 - 87.0 million fully diluted shares outstandingfor Q2 2017 and approximately 85.7 - 86.7 million outstanding for FY 2017.

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended
(in thousands)	March 31, 2017	March 31, 2016
Cost of sales:
Software licenses	$250	$155
Maintenance and service	426	367
Operating expenses:
Selling, general and administrative	5,956	2,924
Research and development	3,881	3,632
Stock-based compensation expense before taxes	10,513	7,078
Related income tax benefits	(10,421)	(2,043)
Stock-based compensation expense, net of taxes	$92	$5,035

During the first quarter of 2017, the Company adopted new share-based payment guidance.The adoption of this guidance resulted in $7.0 million of excess tax benefits being recorded in the provision for income taxesthat would have been recorded in paid-in capital under the previous accounting guidance. While this standard affected the Company'sGAAP income tax expense, it had no effect on its non-GAAP income tax expense.

CURRENCY

CURRENCY IMPACT COMPARED TO Q1 2016: The first quarter 2017 revenue wasunfavorably impacted by currency fluctuations of $1.8 million. The impact on the first quarter 2017 operating income was insignificant.

CURRENCY OUTLOOK: The Company’s results have been, and will continueto be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currencyrate assumptions for Q2 2017 are 1.07 – 1.10 for the Euro, 1.26 – 1.29 for the British Pound and 109 – 112 forthe Japanese Yen. Our assumptions for FY 2017 are 1.07 – 1.10 for the Euro, 1.26 – 1.29 for the British Pound and110 – 113 for the Japanese Yen. These rates compare to those provided with our previous FY 2017 guidance of 1.05 –1.08 for the Euro, 1.24 - 1.27 for the British Pound and 112 – 115 for the Japanese Yen.

OUTLOOK

Q2 and FY 2017 OUTLOOK:

Based on our current sales visibility, the assumption of a continuation of a similarbusiness climate to that we experienced in the first quarter and updates to our previous currency rate assumptions, we are providingour initial outlook for Q2 2017. We are currently forecasting non-GAAP revenue in the range of $254.0 - $263.0 million, and GAAPrevenue in the range of $253.6 - $262.6 million; non-GAAP diluted EPS in the range of $0.88 - $0.93, and GAAP diluted EPS in therange of $0.66 - $0.76.

We are increasing our previous outlook for FY 2017 to reflect both our Q1 performanceand updates to currency rate assumptions. Our current outlook includes non-GAAP revenue in the range of $1.030 billion - $1.058billion, and GAAP revenue in the range of $1.029 billion - $1.057 billion. Our non-GAAP diluted EPS outlook for FY 2017 is in therange of $3.68 - $3.85, and we expect GAAP diluted EPS in the range of $2.91 - $3.17.

This outlook also factors in actual and planned increases in sales and channel capacity,our current visibility around major account activity, sales pipelines and forecasts, as well as our continued realignment activities.However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, includingthe macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do,however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-classcustomer base that have helped us to succeed and to deliver on our commitments.

GLOSSARY OF TERMS

Backlog: Installment billings for periods beyond the current quarterly billingcycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognitionfrom software license and maintenance agreements.

Lease or Time-Based License: A license of a stated product of the company’ssoftware that is granted to a customer for use over a specified time period, which can be months or years in length. In additionto the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support)without additional charge. The revenue related to these contracts is recognized ratably over the contract period.

Perpetual / Paid-Up License: A license of a stated product and version of thecompany’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typicallyrecognized up-front.

Maintenance: A contract, typically one year in duration, that is purchased bythe owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the durationof the contract. The revenue from these contracts is recognized ratably over the contract period.

Vendor-Specific Objective Evidence (VSOE): Sufficient evidence of the fair valueof the elements in a multiple-element arrangement that allows a company to separate the elements and to account for each elementseparately. If sufficient VSOE of fair value does not exist to allocate revenue to the various elements of an arrangement, revenuefrom the arrangement may be either deferred or recognized ratably over the contract period, depending on the facts and circumstancesof the particular contract.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statementsand any others in this document that refer to plans and expectations for the second quarter of 2017, FY 2017, FY 2018 and the futureare forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement)is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ resultsis included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2016, filed on February23, 2017.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	Three Months Ended
	March 31, 2017				March 31, 2016
(in thousands, except percentages and per share data)	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results
Total revenue	$253,405	$143	(1)	$253,548	$225,906	$103	(4)	$226,009
Operating income	85,472	32,111	(2)	117,583	85,022	19,850	(5)	104,872
Operating profit margin	33.7%			46.4%	37.6%			46.4%
Net income	$63,306	$14,183	(3)	$77,489	$56,468	$12,965	(6)	$69,433
Earnings per share – diluted:
Earnings per share	$0.73			$0.89	$0.63			$0.77
Weighted average shares	87,224			87,224	90,084			90,084

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associatedwith the accounting for deferred revenue in business combinations.
(2)	Amount represents $12.0 million of amortization expense associated with intangible assets acquired in business combinations,$10.5 million of stock-based compensation expense, $9.3 million of restructuring charges, $0.1 million of transaction expensesrelated to business combinations and the $0.1 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the relatedincome tax impact of $17.9 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associatedwith the accounting for deferred revenue in business combinations.
(5)	Amount represents $12.7 million of amortization expense associated with intangible assets acquired in business combinations,$7.1 million of stock-based compensation expense and the $0.1 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the relatedincome tax impact of $6.9 million.

NON-GAAP MEASURES

Management uses non-GAAP financial measures (a) to evaluate the Company's historicaland prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targetsand spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting,(e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variablecompensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publishboth historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the bestinterest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information.Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures asa means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplementalinformation to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financialmeasures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directlycomparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method ofcalculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financialmeasures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments,are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically,the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance withthe fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded onthe opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirementhas no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reportingperiods following an acquisition. In order to provide investors with financial information that facilitates comparison of bothhistorical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accountingadjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to(a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making,and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferredrevenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. TheCompany incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to variousacquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAPoperating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluatesthe continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortizedover a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicabletime period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believesthat these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectivenessof the methodology and information used by management in its financial and operational decision-making, and (b) compare pastreports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Companyincurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenanceand service; research and development expense; and selling, general and administrative expense. Stock-based compensation (benefit)incurred in connection with the Company's deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge)recorded in other income (expense). Although stock-based compensation is an expense of the Company and viewed as a form of compensation,management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin,non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company.Management similarly excludes income (expense) related to assets held in a rabbi trust in connection with the Company's deferredcompensation plan. Specifically, the Company excludes stock-based compensation and income related to assets held in the deferredcompensation plan rabbi trust during its annual budgeting process and its quarterly and annual assessments of the Company's andmanagement's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to variousinitiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares theCompany's historical business model and profitability to the planned business model and profitability for the forthcoming yearexcludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, chargesrelated to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-basedcompensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In thisway, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline overoperational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measuresare useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectivenessof the methodology used by management to review the Company's operating results, and (b) review historical comparability inthe Company's financial reporting as well as comparability with competitors' operating results.

Restructuring charges and the related tax impact. The Company occasionally incursexpenses for restructuring its workforce included in its GAAP presentation of cost of software licenses; cost of maintenance andservice; research and development expense; and selling, general and administrative expense. Management excludes these expensesfor the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP dilutedearnings per share when it evaluates the continuing operational performance of the Company, as it generally does not incur theseexpenses as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors becausethey allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by managementto review the Company's operating results, and (b) review historical comparability in the Company's financial reporting aswell as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expensesfor professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling,general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-relatedtransaction expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net incomeand non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generallywould not have otherwise incurred these expenses in the periods presented as a part of its operations. The Company believes thatthese non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operatingresults and the effectiveness of the methodology used by management to review the Company's operating results, and (b) reviewhistorical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP.The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financialmeasures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance withGAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the mostdirectly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP

(724) 820-3700

annette.arribas@ansys.com